Exhibit 10.3

Agreement

This Agreement ("Agreement") made this 19th day of July 2007, by and between NOVA Chemicals Inc. ("NCI") and Envirokare Composite Corp. ("ECC").

WHEREAS, NCI and ECC each own 50% of the membership interests in LRM Industries, LLC, a Delaware limited liability company ("LRM");

WHEREAS, each of NCI and ECC has made certain cash advances to LRM in the principal amount of $969,000 as of the date of this Agreement (the "Initial Advances") and each may make additional advances (collectively with the Initial Advances, the "Advances"); and

WHEREAS, NCI's Advances have been and will be made pursuant to the terms of a Revolving Demand Promissory Note made by LRM in its favor (the "NCI Note") in the form attached hereto as Exhibit A and ECC's Advances have been and will be made pursuant to the terms of the Revolving Demand Promissory Note made by LRM in its favor (the "ECC Note") in the form attached hereto as Exhibit B;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, NCI and ECC hereby agree as follows:

1. Demand for Repayment of Advances. NCI and ECC hereby agree that they will not make a demand on LRM for repayment of any Advance made under the NCI Note or the ECC Note, as applicable, without first obtaining the written consent of the other party.

2. Notice. Notice, consent or other communication hereunder by either NCI or ECC shall be in writing and given by prepaid mail or facsimile to the addresses or facsimile numbers set forth on the signature page. Either party may change its address or facsimile number from time to time in a notice similarly given. Notice will be considered given five days following the time it is deposited with the postal service in the case of mail and when faxed with a receipt confirmation in the case of facsimile.

3. Miscellaneous. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. This Agreement and the exhibits hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of laws rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York. This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or portable document format and both counterparts shall together constitute one and the same agreement.

IN WITNESS WHEREOF, NCI and ECC have executed this Agreement as of the date first written above.

NOVA Chemicals Inc. By: /s/ Jack S. Mustoe Jack S. Mustoe Title: Senior Vice President and Chief Legal Officer Address: 1550 Coraopolis Heights Road Moon Township, PA 15108 Fax No.: 412-490-4531

Envirokare Composite Corp. By: /s/ George E. Kazantzis Name: George E. Kazantzis Title: President/COO Address: 641 Lexington Avenue Suite 1425 New York, NY 10022 Fax No.: 212 634 6339

EXHIBIT A

NCI Note

EXHIBIT B

ECC Note